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Financial Contact: Amy Giuffre (414) 343-8002

Immediate Release

HARLEY-DAVIDSON, INC. PRESIDENT and CEO JAMES L. ZIEMER
TO RETIRE IN 2009
Board of Directors Initiates Search for Successor

MILWAUKEE (Dec. 15, 2008) – Harley-Davidson, Inc. (NYSE:HOG) announced today that President and Chief Executive Officer James L. Ziemer has informed the Board of Directors that he intends to retire in 2009, capping a 40-year career with the Company. The Board of Directors has formed a search committee to review both internal and external candidates. Ziemer will remain in his current role until a new CEO is in place.

“Jim Ziemer has dedicated his entire professional career to Harley-Davidson and has been a great advocate for the Company,” commented Board Chairman Jeffrey L. Bleustein. “All of us who have worked with Jim throughout the years have benefited from his leadership, his selfless commitment to the Company and his contributions to making the brand one of the most admired and successful brands in the world. As an avid and lifelong motorcyclist, Jim also exemplifies the great legacy and spirit of Harley-Davidson.”

Ziemer is a native Milwaukeean who grew up in the neighborhood next to Harley-Davidson’s original Milwaukee factory location on the city’s west side. He started with the Company in 1969 as a freight elevator operator while attending the University of Wisconsin-Milwaukee. Upon earning his undergraduate degree in accounting at UWM, he joined the accounting department where he spent the majority of his career. He was named the Company’s Chief Financial Officer in 1990. In 2005, he was named President and Chief Executive Officer of Harley-Davidson, Inc. Ziemer also serves on the Board of Directors of Textron, Inc.

“Working at Harley-Davidson has been an honor and privilege and has fulfilled a life-long dream for me,” said Ziemer. “I am extremely proud of what our outstanding team of employees and dealers has accomplished together. There is always new and exciting work to be done on Harley-Davidson’s epic journey, and I have great confidence that the powerful combination of our employees, customers and dealers around the world and their passion will continue to fuel the strength of the brand. I am delighted to be able to spend more time with my family and am enthusiastic about the Company’s tremendous opportunities and its prospects for success in the years to come.”

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight custom, touring and cruiser motorcycles. Buell produces premium sport performance motorcycles. MV Agusta produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

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